Exhibit 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Record Quarterly Net Income of $949,000

on Second Quarter Net Sales of $5,853,000

MINNEAPOLIS – July 19, 2006 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,853,000 for the second quarter ended June 30, 2006, an increase of 8.5%, compared to net sales of $5,396,000 for the second quarter of 2005. The net income for the second quarter of 2006 was $949,000 or $0.06 per share, compared to a net loss of $(508,000), or $(0.03) per share, for the second quarter of 2005. Net income includes $100,000 in proceeds from a settlement with the founder of VALUStix. Insignia Point-of-Purchase Services® (POPS) revenues for the second quarter were $5,122,000, an increase of 10.4%, compared to second quarter 2005 POPS revenues of $4,641,000. Stock-based compensation expense of $64,000 was recognized during the second quarter ended June 30, 2006 resulting from the Company’s adoption effective January 1, 2006, of Statement of Financial Accounting Standards No. 123R.

For the six months ended June 30, 2006, net sales were $11,275,000, an increase of 8.7%, compared to net sales of $10,368,000 for the first half of 2005. The net income for the first half of 2006 was $1,588,000 or $0.10 per share, compared to a net loss of $(1,565,000), or $(0.10) per share for the same period of 2005. Insignia POPS revenues for the first six months of 2006 were $9,842,000, an increase of 12.1%, compared to the first six months of 2005 POPS revenues of $8,778,000. Stock-based compensation expense of $151,000 was recognized during the first half of 2006 resulting from the Company’s adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123R.

CEO Scott Drill commented, “During the second quarter, we made significant progress towards our goal of positioning the company for growth. The momentum from the first quarter continued as we achieved the second consecutive record quarterly profit as a result of our lower cost structure in conjunction with increased revenue. In addition to the improved performance, there were several events which enhanced Insignia’s strength. On the retail front, we renewed our agreements with Safeway and A&P. On the litigation front, we settled our dispute with the founder of VALUStix and received $100,000. More importantly, the Federal Judge in our

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

July 19, 2006	Insignia Systems, Inc. Reports Second Quarter Net Income	Page 2

Minnesota case denied the Amended Motions to Dismiss which were filed by News America and Albertson’s. The case will now move into the discovery stage. On the sales and marketing front, we entered into a strategic alliance with Valassis Sales and Marketing Services, Inc. in which Valassis will be able to sell Insignia POPSigns to its consumer packaged goods customers. The relationship will give us much broader exposure to our existing and prospective customers.”

Drill went on to state, “We expect to be profitable again in the current quarter in that we have POPS customer orders of approximately $4.2 million with six weeks of selling time left. Our cash position at quarter end was $3,091,000. Legal expense for the second quarter was $279,000 versus $270,000 in the second quarter of 2005. Discovery continues to be on hold in our New York case where we have had an Amended Motion to Dismiss pending since August 18, 2004.”

Conference Call

The Company will host a conference call today, July 19, at 4:00 p.m. Central Time. To access the live call, dial 800-474-8920. The conference code is 7338493. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through July 27, 2006. To access the replay, dial 888-203-1112 and reference the passcode 7338493.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Kellogg Company, Nestlé, Pfizer, Reckitt Benckiser, Inc., S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

July 19, 2006	Insignia Systems, Inc. Reports Second Quarter Net Income	Page 3

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006		2005	2006		2005

Net Sales	$5,853,000		$5,396,000	$11,275,000		$10,368,000
Cost of Sales(1)	2,621,000		3,288,000	5,069,000		6,528,000
Gross Profit	3,232,000		2,108,000	6,206,000		3,840,000
Operating Expenses:
Selling(1)	1,224,000		1,438,000	2,441,000		2,878,000
Marketing(1)	241,000		332,000	489,000		665,000
General & Administrative(1)	902,000		851,000	1,751,000		1,876,000

Operating Income (Loss)	865,000		(513,000)	1,525,000		(1,579,000)
Other Income	84,000	(2)	5,000	63,000	(2)	14,000

Net Income (Loss)	$949,000		$(508,000)	$1,588,000		$(1,565,000)

Net Income (Loss) Per Share
Basic	$0.06		$(0.03)	$0.10		$(0.10)
Diluted	$0.06		$(0.03)	$0.10		$(0.10)

Shares used in calculation of net
income (loss) per share:
Basic	15,059,000		15,002,000	15,059,000		15,002,000
Diluted	15,146,000		15,002,000	15,136,000		15,002,000

(1) Includes stock-based compensation expense of:
Cost of Sales	$14,000			$28,000
Selling	16,000			47,000
Marketing	8,000			15,000
General & Administrative	26,000			61,000

	$64,000			$151,000

(2)  Includes $100,000 related to the settlement with the founder of VALUStix.

SELECTED BALANCE SHEET DATA

	June 30, 2006	December 31, 2005

Cash and cash equivalents	$3,091,000	$2,711,000
Working capital	$4,219,000	$2,592,000
Total assets	$7,854,000	$6,673,000
Total liabilities	$4,010,000	$4,601,000
Shareholders’ equity	$3,844,000	$2,072,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com